Exhibit 3.1

Execution Copy

AMENDMENT NO. 3 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

TARGA RESOURCES PARTNERS LP

February 27, 2015

This Amendment No. 3 (this “Amendment No. 3”) to the First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (the “Partnership”), dated as of February 14, 2007, as amended by Amendment No. 1 thereto dated as of May 13, 2008 and Amendment No. 2 thereto dated as of May 25, 2012 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of February 27, 2015 by Targa Resources GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not require the approval of any Limited Partner;

WHEREAS, the General Partner has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Targa Resources Corp., a Delaware corporation, the Partnership, the General Partner, Trident MLP Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Atlas Energy, L.P., Atlas Pipeline Partners, L.P., a Delaware limited liability company (“APL”), and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of APL (“APL GP” and together with APL, the “APL Parties”), pursuant to which Merger Sub will be merged with and into APL (the “Merger”), with APL surviving the Merger;

WHEREAS, as a condition and inducement to the APL Parties and the Partnership entering into the Merger Agreement, the General Partner has agreed to execute and deliver this Amendment No. 3; and

WHEREAS, the General Partner has determined (i) that the provisions relating to the reduction of quarterly distributions to holders of Incentive Distribution Rights provided for in this Amendment No. 3 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units and (ii) that this Amendment No. 3 does not adversely affect the limited partners of the Partnership (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments. Section 6.4 is hereby amended by adding a new subsection (c) to such Section:

“(c) Notwithstanding anything to the contrary in Section 6.4, commencing with the first quarterly distribution declaration following February 27, 2015 (the Quarter with respect to such quarterly distribution declaration, the “First Reduction Quarter”), aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(b) shall be reduced (w) by $9,375,000 per Quarter for the First Reduction Quarter and the following three Quarters, (x) by $6,250,000 per Quarter for the following four Quarters, (y) by $2,500,000 per Quarter for the following four Quarters and (z) by $1,250,000 per Quarter for the following four Quarters (the amount reduced each quarter pursuant to each of (w) – (z) is referred to as the “Reduced Amount”); provided, that for any such Quarter that is subject to this Section 6.4(c), the Reduced Amount shall be distributed Pro Rata to the holders of Outstanding Common Units.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

TARGA RESOURCES GP LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Partnership Agreement]